Exhibit 99.1

Resource Reinstates Distributions, Distribution Reinvestment Program, and Completes $500 MM of Financings

Philadelphia, PA (February 5, 2021) – Resource REIT, Inc. (“Resource” or “the REIT”), a publicly registered non-traded real estate investment trust, announced today that its board of directors authorized a distribution of $0.07 per share for the first quarter of 2021, payable on March 31, 2021 to stockholders of record on March 30, 2021.

The board also approved the reinstatement of the distribution reinvestment plan (DRIP). Former stockholders of Resource Real Estate Opportunity REIT I, Inc. and Resource Apartment REIT III, Inc. must complete and submit new distribution reinvestment forms for the DRIP.

On January 28, 2021, Resource entered into a structured credit facility transaction with CBRE Multifamily Capital, Inc. Financings totaled $495 million at an average interest rate of 2.68% and proceeds from the initial advance were used to refinance or pay off $462 million of the REIT’s debt. Interest on $470 million of the financing is fixed at a blended 2.71% rate on a 7 to 10-year maturity schedule. This transaction simultaneously allowed the REIT to create an unencumbered pool of five properties that will provide additional balance sheet flexibility.

“We have reinstated this quarterly distribution for our stockholders for a few reasons,” said Alan Feldman, chairman and CEO of Resource. “First, we experienced solid performance from our assets throughout a challenging 2020 with occupancies ending the year at approximately 95% and 30-day collections approximately 96%. Second, the new loans’ fixed interest rate provides greater certainty of expenses, and finally, the REIT’s liquidity and leverage positions are secure. We commence 2021 with optimism for our country’s continued recovery from the pandemic and an equal dose of optimism for the continued performance of our properties due to the resiliency of the asset class, the specific communities we own, and our keen focus on operations and management.”

About Resource REIT, Inc.

Resource REIT, Inc. (“Resource”) is a self-managed real estate investment trust that owns a diverse portfolio of suburban apartment communities in targeted markets across the United States. Focused on long-term returns to generate income, Resource owns approximately $3 billion of multifamily properties across 15 states as of December 31, 2020. For more information, visit the REIT’s website at www.ResourceREIT.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; no assurance can be given that these expectations will be attained. Factors that could cause actual results to differ materially from these expectations include, but are not limited to, the potential adverse impact of the ongoing pandemic related to COVID-19 and the related measures put in place to help control the spread of the virus on the operations of the REIT and its tenants, which impact remains highly uncertain; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business; and other factors, including those set forth in the Risk Factors section of the REIT’s most recent Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the subsequent Quarterly Reports on Form 10-Q for the periods ended September 30, 2020 and filed with the SEC, and other reports filed by the REIT with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Resource undertakes no obligation to update these statements for revisions or changes after the date of this communication, except as required by law.

Contacts

Marianne McGuire

Chief Marketing Officer

T: 267-256-5964

E: mmcguire@resourcereit.com